                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   SCHEDULE TO

                                 (RULE 14D-100)

          TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1) OF
                      THE SECURITIES EXCHANGE ACT OF 1934.

                               (Amendment No. 4)*

                    Midwest Medical Insurance Holding Company
--------------------------------------------------------------------------------
                       (Name of Subject Company (Issuer))

    Midwest Medical Insurance Holding Company (Offeror and Issuer)
--------------------------------------------------------------------------------
    (Names of Filing Persons (identifying status as offeror, issuer or other person))

                      Class A Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                      None
--------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                                 David P. Bounk
                      President and Chief Executive Officer
                         7650 Edinborough Way, Suite 400
                           Minneapolis, MN 55435-5978
                                 (612) 838-6700
--------------------------------------------------------------------------------
      (Name, address, and telephone number of person authorized to receive notices and communications on behalf of filing persons)

                                 With copies to:

                                 Ross C. Formell
                               Best & Flanagan LLP
                       601 Second Avenue South, Suite 4000
                           Minneapolis, MN 55402-4331
                                 (612) 339-7121
--------------------------------------------------------------------------------

                            CALCULATION OF FILING FEE

         -------------------------------------------------- -----------------------------------------------
                      Transaction Valuation*                             Amount of Filing Fee
                           $155,603,000                                       $3,112.06
         -------------------------------------------------- -----------------------------------------------


         *Set forth the amount on which the filing fee is calculated and state how it was determined. - Based upon the book value of the securities acquired, pursuant to SEC Rule 0-11.

         [ ] CHECK THE BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY RULE 0-11(A)(2) AND IDENTIFY THE FILING WITH WHICH THE OFFSETTING FEE WAS PREVIOUSLY PAID. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

         Amount Previously Paid:
                                ------------------------------------------------
         Form of Registration No.:
                                  ----------------------------------------------
         Filing Party:
                      ----------------------------------------------------------
         Date Filed:
                    ------------------------------------------------------------

         [ ] CHECK THE BOX IF THE FILING RELATES SOLELY TO PRELIMINARY COMMUNICATIONS MADE BEFORE THE COMMENCEMENT OF A TENDER OFFER.

         Check the appropriate boxes below to designate any transactions to which the statement relates:

         [ ]      THIRD-PARTY OFFER SUBJECT TO RULE 14D-1.

         [X]      ISSUER TENDER OFFER SUBJECT TO RULE13E-4.

         [X]      GOING-PRIVATE TRANSACTION SUBJECT TO RULE 13E-3.

         [ ]      AMENDMENT TO SCHEDULE 13D UNDER RULE 13D-2.

         Check the following box if the filing is a final amendment reporting the results of the tender offer:[ ]

          Items 1 through 11, and Item 13, unchanged from Amendment Number 3 and omitted.

         ITEM 12.  EXHIBITS

         1.       Forms of Cover letters to Offering Circular, previously filed.

         1A. Letter and information sent to Class A shareholders on June 29, 2000, regarding extension of offer.

         2.       Offering Circular, dated May 12, 2000, previously filed.

         3.       Form of Letter of Acceptance, previously filed.

         4. Form of Note between the Company and Midwest Medical Insurance Company, previously filed.

         5. Governance Agreement between the Company and the Minnesota Medical Association, dated November 30, 1988, relating to the election of directors. (Incorporated herein by reference to the Company's Registration Statement on Form S-4, filed November 24, 1992, as amended, SEC File No. 33-55062.)

         6. Voting Trust Agreement between the Minnesota Medical Association and the Voting Trustees dated July 1, 1993. (Incorporated by reference to the Company's Registration Statement on Form S-4, filed November 24, 1992, as amended, SEC File No. 33-55062.)

         7.       Consent of Ernst & Young LLP, filed herewith.

         8. Schedule 14A Proxy Statement filed by the Company on April 26, 2000 (Incorporated herein by reference).


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




                                    SIGNATURE


                  After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                     /s/ David P. Bounk
                                     -------------------------------------------
                                              (Signature)


                                     David P. Bounk, President and CEO
                                     -------------------------------------------
                                              (Name and Title)


                                     June 29, 2000
                                     -------------------------------------------
                                              (Date)




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